UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2023
PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28304	33-0704889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 686-6060
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	PROV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02 Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

(b)     Departure of Principal Officer

On October 25, 2023, Provident Financial Holdings, Inc. (the “Company”) announced that Chairman and Chief Executive Officer Craig G. Blunden intends to retire from active employment with the Company and Provident Savings Bank, F.S.B. (the “Bank”) on January 1, 2024 and transition into becoming non-executive Chairman of the Board of Directors of both the Company and the Bank (the “Non-Executive Chairman”).  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On October 26, 2023, the Bank, the Company and Mr. Blunden entered into a Transition Agreement  (the “Transition Agreement”) in connection with Mr. Blunden’s transition from Chairman and Chief Executive Officer to Non-Executive Chairman.  The Transition Agreement provides that on January 1, 2024, Mr. Blunden will no longer serve as Chief Executive Officer of the Bank, and instead will become Non-Executive Chairman, provided in the case of the Company the shareholders approve his election as a director.  The Transition Agreement will remain in effect while Mr. Blunden is a director of the Bank and Company (generally for a three-year term subject to reappointment and, in the case of the Company, shareholder approval).  As Non-Executive Chairman, Mr. Blunden also will serve on the Long-Range Planning Committee, and such other committees as determined by the Savings Bank’s and the Company’s Board of Directors, if Mr. Blunden agrees to such other appointments.  For his services as Non-Executive Chairman of the Company, Mr. Blunden will receive a $3,700 monthly retainer.  He may also be compensated for performing services as Non-Executive Chairman of the Bank, but such amounts have not been determined and may be zero.  Mr. Blunden will also be compensated for his committee member services.

During the Transition Agreement term, Mr. Blunden will be reimbursed for reasonable and customary expenses incurred in connection with serving as Non-Executive Chairman, including monthly club dues, the business portion of his monthly club expenses, approved business travel to conferences and approved industry memberships.  During the term, he also will be eligible to participate in any benefit, fringe benefit, and equity compensation plan available to directors generally, but will be personally responsible for paying his and his family’s medical, dental, life, tax preparation premiums and costs.  He also will have use of an automobile and office space, each as appropriate considering his position as Non-Executive Chairman.  In addition, Mr. Blunden will have transferred to him the Company’s membership interest in a country club, which is valued at $5,000.

As of January 1, 2024, Mr. Blunden’s employment agreement with respect to his employment as Chief Executive Office of the Bank will terminate and he will be entitled to no further payments thereunder.  In addition, the time necessary for Mr. Blunden to perform services as Non-Executive Chairman will be reduced sufficiently for him to be eligible for payment under his Post-Retirement Salary Continuation Agreement.

The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Transition Agreement, a copy of which is filed as Exhibit 10.13, and is incorporated herein by reference.

(c)     Appointment of Principal Officer

On October 25, 2023, the Company announced the appointment of Donavon P. Ternes as President and Chief Executive Officer of the both the Company and the Bank effective on January 1, 2024. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Ternes, age 63, joined the Bank and the Company as Senior Vice President and Chief Financial Officer on November 1, 2000 and was appointed Corporate Secretary of the Company and the Bank in April 2003. Effective January 1, 2008, Mr. Ternes was appointed Executive Vice President and Chief Operating Officer, while continuing to serve as the Chief Financial Officer and Corporate Secretary of the Bank and the Company. Effective June 27, 2011, the Board of Directors of the Bank and the Company promoted Mr. Ternes to serve as President of the Bank and the Company, while continuing to serve as Chief Operating Officer, Chief Financial Officer and Corporate Secretary. Prior to joining the Bank, Mr. Ternes was the President, Chief Executive Officer, Chief Financial Officer and Director of Mission Savings and Loan Association, located in Riverside, California, holding those positions for over 11 years.

On October 26, 2023, the Bank, the Company and Mr. Ternes entered into an Employment Agreement (the “Employment Agreement”) in connection with Mr. Ternes’ impending promotion to President and Chief Executive Officer of the Company and the Bank.  Following is a summary of the material terms of the Employment Agreement.

The Employment Agreement becomes effective January 1, 2024 and provides for an initial three-year term.  On December 31, 2024, and on each December 31st thereafter, the agreement term will be extended for an additional year, unless notice is given by the Bank or Mr. Ternes at least 90 days prior to the end of the then three-year term that the agreement will not be extended, or the extension is not approved by the Board of Directors of the Company or the Bank (together referred to in this summary as the Board of Directors).

Under the Employment Agreement, Mr. Ternes’ initial salary will be $500,000.00.  This amount will be reviewed annually and adjusted from time to time (but not decreased) to reflect amounts approved by the Board of Directors.

Mr. Ternes is eligible to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers.

Mr. Ternes also may participate, to the same extent as executive officers of the Bank, in all plans of the Company and the Bank relating to retirement, 401(k), ESOP, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, Mr. Ternes is entitled to be considered for benefits under all of the stock, stock option, equity incentive and similar plans in which the Bank’s executive officers are eligible or become eligible to participate. Mr. Ternes is also eligible to participate in any other fringe benefit plans or perquisites which are generally available to the Bank’s executive officers, including supplemental deferred compensation programs, an automobile allowance, financial planning and tax preparation, an annual physical, and supplemental insurance programs.

The Employment Agreement may be terminated by the Bank or by Mr. Ternes. If Mr. Ternes’ employment is terminated by the Bank other than upon a Termination for Cause, or upon Mr. Ternes’ voluntary termination following the occurrence of an event described in the agreement definition of “Involuntary Termination” prior to a “Change in Control” as defined in the Employment Agreement, then the Bank would be required to pay Mr. Ternes a lump sum equal to the discounted present value of his then-current salary for the remaining term of the agreement.

The Employment Agreement also provides for a severance payment and other benefits if Mr. Ternes experiences an Involuntary Termination following a “Change in Control” (as defined in the Employment Agreement).  In that event, the Bank would be required to (1) pay Mr. Ternes a cash lump sum equal to 299% of his “base amount”, as determined under Section 280G of the Internal Revenue Code (“Code”) determined at the effective time of the Change in Control event (generally, “base amount” under Section 280G of the Code means the average of Mr. Ternes’ includible compensation from the Bank during the 5-year period ending with the year preceding the year in which the Change in Control event occurs) except that for this purpose, gains attributable to equity awards (e.g., stock option exercises or restricted stock vesting) are not taken into account; and (2) continue to provide Mr. Ternes with various group benefits, such as health, dental and long term disability insurance, during the remaining term of the agreement.  However, if Mr. Ternes' payments made in connection with a Change in Control would cause the deduction limitations and excise tax requirements of Sections 280G and 4999 of the Internal Revenue Code (the "Golden Parachute Limits") to be exceeded, then his Change in Control-related payments will be reduced as necessary so that the Golden Parachute Limits are not exceeded.

The Employment Agreement provisions are subject to the Company’s clawback policy.

The Employment Agreement also includes non-solicitation and confidentiality provisions that last for one year after the termination of Mr. Ternes' employment.

The Employment Agreement generally prohibits assignment or delegation, except that the Bank shall require any successor or assign to assume and agree to perform the agreements in the same manner and to the same extent as the

Bank would be required to perform had no succession or assignment taken place. Failure to have a successor or assign assume the Employment Agreement would result in Mr. Ternes receiving compensation and benefits as if a Change in Control had occurred.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Employment Agreement, a copy of which is filed as Exhibit 10.14, and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits
(d)	Exhibits

10.13  Transition Agreement with Craig G. Blunden
10.14  Employment Agreement with Donavon P. Ternes
99.1    News release regarding the transition of Craig G. Blunden and the promotion of Donavon P. Ternes
104     Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2023	PROVIDENT FINANCIAL HOLDINGS, INC.

/s/ Donavon P. Ternes
Donavon P. Ternes
President, Chief Operating Officer and
Chief Financial Officer
(Principal Financial and Accounting Officer)